Exhibit 10.4

Government Procurement Contract

Contract No.:

Supplier (Full Name of the Winning Supplier): Reed (Xinxiang) Road Co., Ltd.

Buyer (Full Name of the Purchasing Party): Xinxiang Muye District Urban Management Bureau

With the Letter of Acceptance issued by Henan Liansheng Construction Engineering Management Co., Ltd and on the basis of documents like tender documents and the bid/quote documents of the supplier (Project No.: Xin Mu Finance Tender No. 2017-047), both parties hereby enter into this contract with below terms and conditions after friendly negotiation in accordance with applicable laws and rules like Governmental Procurement Law and Contract Law.

I. Name of the Contract: First Tender Section for Sanitation Vehicles (Dust Suppression Vehicle, High-Pressure Sewer Flushing Vehicle and Sweeper Truck of Xinxiang Muye District Urban Management Bureau

II. Total amount of the Contract (including the vehicle license fee and mandatory traffic liability insurance premium) is RMB 3,195,000 Yuan (In capital: RMB Three Million One Hundred and Ninety-Five Thousand Yuan in Total).

Supply scope, technical specification and price breakdown are shown as below:

Unit: RMB Yuan

Name	Brand/Specification/ Model	Technical Parameters (Detailed Configuration)	Unit	Unit Price	Quantity	Total	Free Warranty Period	No. of the Authentication Certificate for Energy-saving Products in Government Procurement	No. of the Authentication Certificate for Environmental Protection Product
Sweeper Truck	Fulongma FLM5163TSLD5	Refer to appendix for detailed information about technical indicators	Set	798750	4 Sets	3195000	Two years commencing from the date when the buyer issues the acceptance report	/	/

Total Price (RMB)	In numbers: 3195000
	In Capital: RMB Three Million One Hundred and Ninety-Five Thousand Yuan in Total

III. Quality Requirements and Conditions and Period for Supplier’s Responsibility for Quality:

Goods supplied shall conform to requirements of relevant mandatory regulations, national (industrial) standards or relevant laws and rules, as well as quality requirements specified in the tender document. The Supplier shall provide brand new and unopened products (including components, accessories and so forth. In case of any opening requirement, the Supplier shall obtain the consent for responsible person of the Buyer in advance. Otherwise, the Supplier shall obtain consent of the Buyer, the Supplier guarantees that it would deliver goods and services to the Buyer according to the time and method regulated in this contract, and cure all possible defects. In case of any objection to the specification, model and quality, the Buyer shall raise such objections within 15 days upon receipt of such goods. The deadline for proposing objections about the installation and commissioning of complete equipment is 180 days.

IV. After-Sales Services Commitment:

1. Response time of after-sales services: respond within one minute upon receipt of telephone call about repair service and arrive at the site within 30 minutes

2. Trouble-shooting time: solve problems within two hours

3. Name, address and contact information of the after-sales service agency: Reed (Xinxiang) Road Co., Ltd.; Xinxiang Economic and Technological Development Park; 0373-5757088

4. Other service commitments: in the free warranty period, we take charge of maintenance services for our equipment without any charge (excluding faults caused by man-made reasons). Three service items, including after-sales service for software, training of management personnel and maintenance and upgrading of software, would be free for the whole service life of products.

V. Contract Performance Address and Progress: After the effectiveness of this contract, the Supplier shall, within 10 days (calendar days) upon the signature of this contract, complete the delivery, installation and commissioning (or construction) of the project at the designated place of the Buyer according to requirements of the Buyer. The Supplier shall be responsible for the transportation expenses of the goods. After delivering the goods to the designated place, the Buyer shall provide places, power supply and environment conforming to installation conditions.

VI. In the delivery of goods, the Supplier shall provide use instructions, quality certificate and other relevant materials of the goods. Otherwise, the Buyer would have the right to deem that as failure in delivery.

VII. Personnel training: The Supplier shall provide technical training for personnel of the Buyer free of charge until the personnel of the Buyer could get good command of the operation of the products.

Training Place: Xinxiang Muye District Urban Management Bureau;

Training Time: The duration of lecture is about one day; the duration of on-site training and construction instructions is about 1 to 2 days.

Training Method: Lecture and practical training;

VIII. Inspection and Acceptance Requirements.

1. The Supplier shall submit inspection and acceptance application to the Buyer in time after the completion of the performance.

2. The Buyer shall arrange inspection within five working days upon the receiving of the inspection and acceptance application. The Buyer shall establish an inspection team with at least five members. The team shall organize inspection carefully according regulations in the tender documents, commitments in the bid documents of the bid winner and relevant regulations of the country. For the inspection of large or complicate governmental procurement projects and other required projects in the belief of the Buyer, it is necessary to invite quality inspection agency with national recognition to participate in the inspection work. In the event that the project belongs to a mandatory inspection project of the country, a professional test agency recognized by the country shall be engaged for the inspection.

3. If the inspection is conducted by any quality inspection agency, it is necessary to issue a legal test report within 10 days upon the inspection.

4. The Supplier shall be responsible for the license plate, mandatory traffic insurance premium and the maintenance for the first time.

IX. Payment Procedure, Method and Deadline:

1. The Supplier shall issue invoice addressed to the Buyer.

2. Payment Method: Upon the completion of the inspection, the Buyer shall go to Xinxiang Muye District Finance Bureau to go through the fund payment formalities according to relevant regulations on the Document with the No. of Xin Finance Office No. [2013] 1 and pay 95% of the contract price with the balance with the amount of 5% of the total contract price to be made as quality guarantee deposit, which would be paid off within 10 days upon the maturity of two years from the acceptance date of the project if there is no quality problem in the period.

The Supplier shall take the inspection report or acceptance certificate issued by the Buyer to the place of the Buyer to receive the refund of the performance guarantee deposit.

X. Liabilities for Breach of Contract

In the event that the variety, model, specification or quality of any goods delivered by the Supplier fails to meet requirements of applicable national standards and this contract, or the Supplier fails to deliver goods or complete the system installation and commissioning, the Supplier shall pay liquidated damage at the amount of 5% of the total contract amount paid by the Buyer. In such cases, the Buyer has the right to terminate this contract and claim the compensation of loss against the Supplier. If the Supplier fails to complete the delivery on time, the Supplier shall pay a penalty fee at the amount of 0.1% of the total contract amount to the Buyer for each day delayed.

In the event that the Buyer refuses accepting the goods or paying for the goods without any just causes, the Buyer shall pay liquidated damage at the amount of 5% of total amount of equipment involving with the refusal. In case of delay payment of any goods, the Buyer shall pay a penalty fee at the amount of 0.1% of the overdue amount for each day delayed.

XI. Both parties shall strictly observe requirements of tender documents. Any violations should be handled according to relevant regulations of the tender documents.

XII. Any disputes arising from quality issues of the goods should be tested or affirmed by legal quality inspection agency of Xinxiang.

XIII. Tender documents of the Project and corresponding modifications and classifications, bid documents of the Supplier, relevant commitments and statements made by the Supplier in the bidding process should be deemed as constituent parts of this contract.

XIV. Laws of the People’s Republic of China are applicable to the signature and performance of this contract. Any disputes arising from the performance of this contract shall be settled by both parties through friendly negotiation. In case negotiation fails, either party could take legal actions in the People’s Court with jurisdiction rights over the signature place of this contract.

XV. In case of any unmentioned issues in this contract, both parties could sign a supplementary agreement, which shall have same legal force with this contract. However, such supplementary agreement should not conflict with any material clauses of the tender documents and bid documents or quote documents of the Supplier.

XVI. Intellectual Property Rights

The Supplier shall guarantee that the Buyer would not suffer any charges involving with infringement claim of patent rights, trademark rights or industrial design rights made by any third parties due to the use of the project or any part of the project. In case of any alleged infringement from any third party, the Supplier shall negotiate with such third party and assume all possible expenses incurred. Moreover, the Supplier shall compensate any loss suffered by the Supplier arising from such alleged infringement.

XII. Effectiveness, Filing and Other Affairs of this Contract

1. This contract shall be effective upon the signatures of representatives of not parties and seals of both parties.

2. The Buyer shall, within seven working days upon the signature of this contract, submit a copy of this purchase contract to Xinxiang Muye District Finance Bureau for filing.

3. This contract shall be made in seven copies, and each party shall keep two copies. One copy is for the filing in Xinxiang Muye District Finance Bureau, one copy is for filing of Henan Liansheng Construction Engineering Management Co., Ltd and the last copy is for the fund payment formalities.

Supplier (Seal): Reed (Xinxiang) Road Co., Ltd. [Corporate seal affixed herein]

Address: Industrial Park, Xinxiang Economic and Technological Development Zone

Legal Representative or Authorized Representative (Signature): /s/ Gao Chen

Telephone: 0373-3059876

Bank Name: Bank of China Xinxiang Laodong Road Sub-branch

Account No.: 2585 1049 8609

Buyer (Official Seal): Xinxiang Muye District Urban Management Bureau [Government seal affixed herein]

Address: No. 597, Zhongyuan Road, Muye District, Xinxiang

Legal Representative or Authorized Representative (Signature): /s/ Guo Chuangren

Telephone

Bank Name:

Account No.:

Date of Signature: April 25, 2018

Signature Place: Place of the Buyer

Appendix:

1. Control: four-shift regulation

2. Safety protection: electric lock design

3. Lighting: warning with blue light

4. Water outlet control: electric or manual

5. Water level indicator: external view

6. Chassis model: National V

7. Power of Motor on Chassis (kw): 155

8. Power of Secondary Motor (kw): 119

9. Control Method: mechanical

10. Shift position: three-shift regulation

11. Working Principle: anion

12. Filter System: triple filter

13. Pumping Flow (L/h): 280

14. Air Duct: inner ring turbine type air ducting design

15. Air Flow (m2/h): 360

16. Total Weight (kg): 15800

17. Curb Weight (kg): 9750

18. Rated Load (kg): 5855

19. Outline Dimension (L x W xH) (mm): 7800×2500×3060

20. Front Overhang/Rear Overhang (mm): 1430/1870

21. Approach Angle/Departure Angle (°): 20/11

22. Wheel Base (mm): 4500

23. Maximum Speed (km/h): 98

24. Design Style: separation between barrel and machine

25. Adjustment: metal adjustment button

26. Water pipe: 6-10 meters, environmentally friendly PU material

27. Spray nozzle: pure metal nozzle

28. Intelligent motor: gun stopping and shutdown function

29. Flow Rate (L/h): 4.5

30. Outlet Water Pressure (MPA): 0.6

31. Outlet Water Mode: water column, scattered water, spray fog mode

32. Total volume of garbage bin (m3): 8.5

33. Total effective volume of the garbage can (m3): 5.8

34. Total volume of the water tank (m3): 3.2

35. Effective volume of the water tank (m3): 3.17

36. Working principle: air multiplier technology

37. Control Method: computer controlled

38. Energy efficiency rating: Level 1

39. Air volume: 1-100% silent stepless speed change (free acceleration and deceleration)

40. Timing: four shifts, including 30, 60, 90 and 120min

41. Sweeping Width (m): 3.5

42. Sweeping Speed (km/h): 5~25

43. Maximum sweeping capacity (m2/h): 87500

44. Cleaning efficiency (%): 96

45. Discharge angle (°): 45

46. Cab: equipped with original air conditioner